Exhibit 99.1
For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2018 FINANCIAL RESULTS
Company posts 49th consecutive quarter of improved revenues and earnings

•	Revenue increase of 10.8% for the quarter driven by accelerated residential and commercial pest control growth

ATLANTA, GEORGIA, July 25, 2018: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported unaudited financial results for its second quarter and six months ended June 30, 2018.

The Company recorded second quarter revenues of $480.5 million, an increase of 10.8% over the prior year’s second quarter revenue of $433.6 million. Rollins’ net income increased 22.1% to $65.5 million or $0.30 per diluted share for the second quarter ended June 30, 2018, compared to $53.7 million or $0.25 per diluted share for the same period in 2017.

Rollins’ revenues rose 9.9% for the first six months of 2018 to $889.2 million compared to $808.8 million for the prior year. Net income for the first six months of 2018 was $114.1 million or $0.52 per diluted share, an increase of 21.4%, or $0.09 per diluted share compared to $94.0 million or $0.43 per diluted share for the same period last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are confident that our strategy of investing to improve our market share will prove to be beneficial long-term. The acquisition of Aardwolf Pestkare announced earlier this month will expand our international presence to Singapore. The addition of this terrific company in tandem with our other leading brands strengthens Rollins as the largest worldwide pest control provider.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s confidence that our strategy of investing in improving our market share will be beneficial long-term. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.
ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)

At June 30, (unaudited)	2018	2017
ASSETS
Cash and cash equivalents	$87,885	$194,837
Trade accounts receivables, net	115,672	101,229
Financed receivables, net	18,359	16,834
Materials and supplies	16,098	15,507
Other current assets	50,458	33,219
Total Current Assets	288,472	361,626
Equipment and property, net	137,654	131,443
Goodwill	359,107	258,263
Customer contracts, net	182,522	113,826
Tademarks & Tradenames	52,323	32,376
Other intangible assets, net	11,578	10,795
Deferred income taxes, net	7,923	34,203
Financed receivables, long-term, net	26,235	19,467
Prepaid Pension	18,880	—
Other assets	20,488	18,527
Total Assets	$1,105,182	$980,526
LIABILITIES
Accounts payable	$32,073	$33,777
Accrued insurance, current	28,732	27,118
Accrued compensation and related liabilities	72,558	72,013
Unearned revenue	124,784	112,973
Other current liabilities	61,084	41,216
Total Current Liabilities	319,231	287,097
Accrued insurance, less current portion	35,117	33,144
Accrued pension	39	2,132
Long-term accrued liabilities	54,984	40,691
Total Liabilities	409,371	363,064
STOCKHOLDERS' EQUITY
Common stock	218,217	217,991
Retained earnings and other equity	477,594	399,471
Total stockholders' equity	695,811	617,462
Total Liabilities and Stockholders' Equity	$1,105,182	$980,526

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES
Customer services	$480,461	433,555	889,203	808,802
COSTS AND EXPENSES
Cost of services provided	230,772	204,480	436,915	393,643
Depreciation and amortization	16,366	13,547	33,282	27,317
Sales, general and administrative	143,379	129,667	269,866	244,821
Gain on sale of assets, net	(308)	(88)	(364)	(113)
Interest income (and expense), net	75	(190)	133	(263)
	390,284	347,416	739,832	665,405
INCOME BEFORE INCOME TAXES	90,177	86,139	149,371	143,397
PROVISION FOR INCOME TAXES	24,635	32,450	35,304	49,438
NET INCOME	$65,542	53,689	114,067	93,959

NET INCOME PER SHARE - BASIC AND DILUTED	$0.30	0.25	0.52	0.43

Weighted average shares outstanding - basic and diluted	218,188	218,002	218,175	217,987

(( CONFERENCE CALL ANNOUNCEMENT ((
Rollins, Inc.
(NYSE: ROL)

Management will hold a conference call to discuss
Second Quarter 2018 results on

Wednesday, July 25, 2018 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:
Please dial 877-260-1479 domestic;
334-323-0522 international
at least 5 minutes before start time.

REPLAY: available through August 1, 2018
Please dial 888-203-1112/719-457-0820, Passcode: 3402261
THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT
www.viavid.com

Questions?
Contact Samantha Alphonso at Financial Relations Board at 212-827-3746
Or email to salphonso@mww.com